Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-46826) of The Dun & Bradstreet Corporation of our report dated June 25, 2014 relating to the financial statements of The Dun & Bradstreet Corporation 401 (k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 25, 2014